Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2026 Results

-
Reported Second Quarter of 2026 Net Income of $20.8 million, Adjusted EBITDA of $51.8 million and Distributable Cash Flow of $33.6 million compared to Net Income of $25.2 million, Adjusted EBITDA of $37.1 million and Distributable Cash Flow of $22.4 million for the Second Quarter of 2025
-
Reported Second Quarter of 2026 Gross Profit for the Retail Segment of $85.7 million compared to $76.1 million of Gross Profit for the Second Quarter of 2025 and Second Quarter of 2026 Gross Profit for the Wholesale Segment of $27.1 million compared to $24.9 million of Gross Profit for the Second Quarter of 2025
-
Leverage, as defined in the CAPL Credit Facility, was 3.57 times as of June 30, 2026, compared to 3.65 times as of June 30, 2025
-
The Distribution Coverage Ratio for the trailing twelve months ended June 30, 2026, was 1.39 times compared to 1.00 times for the comparable period of 2025
-
The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter of 2026
-
On July 20, 2026, Jonathan Benfield was appointed Chief Financial Officer

Allentown, PA August 5, 2026 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2026.

"The Partnership continued its strong start to the year, building on our very strong first quarter with another quarter of significant growth in Adjusted EBITDA and Distributable Cash Flow,” said Maura Topper, CEO and President of CrossAmerica. “I'm proud of how our team continued to execute with discipline through a volatile operating environment. One key area of success was our merchandise business with continued growth in merchandise margin percentage reflecting the strength of our convenience store operations and programs. Combined with our continued focus on cost management, these results allowed us to again pay down our credit facility during the quarter, further strengthening our balance sheet and providing increased flexibility and investment opportunities for the remainder of this year and beyond.”

Second Quarter Results

Consolidated Results

Key Operating Metrics	Q2 2026	Q2 2025
Net Income	$20.8M	$25.2M
Adjusted EBITDA	$51.8M	$37.1M
Distributable Cash Flow	$33.6M	$22.4M
Distribution Coverage Ratio: Current Quarter	1.68x	1.12x
Distribution Coverage Ratio: Trailing 12 Months	1.39x	1.00x

CrossAmerica reported increases in Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage for the second quarter of 2026 compared to the second quarter of 2025. The increase in Adjusted EBITDA was primarily driven by an increase in motor fuel margin per gallon in both the retail and wholesale segments, an increase in merchandise gross profit in the retail segment and an overall decline in operating expenses. The decline in Net Income was primarily driven by lower net gains in connection with CrossAmerica's ongoing real estate optimization efforts with $29.7 million in net gains for the second quarter of 2025 compared to $1.1 million in net gains for the second quarter of 2026.

The increase for the second quarter of 2026 in Distributable Cash Flow and Distribution Coverage was primarily driven by the increase in Adjusted EBITDA noted above in addition to a decrease in interest expense due to a lower average interest rate along with a lower average outstanding debt balance, partially offset by increases in sustaining capital expenditures and current income tax expense.

Retail Segment

Key Operating Metrics	Q2 2026	Q2 2025
Retail segment gross profit	$85.7M	$76.1M

Retail segment motor fuel gallons distributed	124.0M	141.7M
Same store motor fuel gallons distributed	117.8M	132.6M
Retail segment motor fuel gross profit	$46.5M	$38.8M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.492	$0.370

Same store merchandise sales excluding cigarettes*	$71.4M	$71.0M
Merchandise gross profit*	$31.0M	$30.5M
Merchandise gross profit percentage*	29.5%	28.2%

Operating Expenses	$48.7M	$50.8M
Retail Sites (average for period)	560	603

*Includes only company operated retail sites

For the second quarter of 2026, the retail segment generated a 13% increase in gross profit compared to the second quarter of 2025, primarily due to increases in motor fuel, merchandise and other revenue gross profit compared to the prior year.

The motor fuel gross profit for the retail segment increased $7.7 million or 20%, attributable to a 33% increase in the margin per gallon for the three months ended June 30, 2026, as compared to the same period in 2025. The increase in margin per gallon was primarily driven by differences in movements in crude oil prices within the two periods and overall market volatility. The margin per gallon increase was partially offset by a motor fuel volume decrease of 12% driven by a decline in same store retail segment volume of 11% as well as a decrease in the average retail site count due to CrossAmerica's ongoing portfolio optimization efforts.

For the second quarter of 2026, CrossAmerica’s merchandise gross profit increased 2% when compared to the second quarter of 2025, despite a 9% decline in average company operated store count. Same store merchandise sales excluding cigarettes increased 1% for the second quarter of 2026 when compared to the second quarter of 2025. Merchandise gross profit percentage increased from 28.2% for the second quarter of 2025 to 29.5% for the second quarter of 2026. Other revenues increased $0.8 million or 18% driven by higher income from skills games and fuel sold on a commission basis.

Operating expenses for the retail segment declined $2.1 million dollars or 4% with same store operating expenses also declining for the second quarter of 2026 when compared to the same period in 2025. In addition, the average retail segment site count decreased 7% relative to the prior year due to CrossAmerica's ongoing portfolio optimization efforts.

Wholesale Segment

Key Operating Metrics	Q2 2026	Q2 2025
Wholesale segment gross profit	$27.1M	$24.9M
Wholesale motor fuel gallons distributed	160.3M	179.2M
Average wholesale gross profit per gallon	$0.111	$0.085

During the second quarter of 2026, CrossAmerica’s wholesale segment gross profit increased $2.2 million or 9% compared to the second quarter of 2025. The increase was primarily driven by a 17% or $2.6 million increase in motor fuel gross profit, partially offset by a 2% decline in rent gross profit. The decrease in rent gross profit was primarily due to the sale of locations and conversions to retail operations as part of the Partnership’s portfolio optimization efforts, partially offset by an increase in rent gross profit as a result of the reassessment of the accounting for CrossAmerica's lease with Getty required by the amendment of this lease during the first quarter of 2026.

The increase in motor fuel gross profit for the second quarter of 2026 when compared to the second quarter of 2025 was driven by a 31% increase in fuel margin per gallon, partially offset by an 11% decline in wholesale volume distributed. The decline in volume was primarily due to a reduction in volume in the base business as well as the loss of independent dealer contracts. Operating expenses declined $0.8 million or 11% due to the portfolio optimization efforts noted above.

Real Estate Activity

During the three months ended June 30, 2026, CrossAmerica sold five sites for $2.7 million in proceeds, resulting in a net gain of $1.1 million. CrossAmerica maintained a supply relationship post sale with substantially all of the locations divested during the quarter.

Liquidity and Capital Resources

As of June 30, 2026, CrossAmerica had $671.6 million outstanding under its Credit Facility. As of July 31, 2026, after taking into consideration debt covenant restrictions, approximately $244 million was available for future borrowings under the Credit Facility. Leverage, as defined in the Credit Facility, was 3.57 times as of June 30, 2026, compared to 3.65 times as of June 30, 2025. As of June 30, 2026, CrossAmerica was in compliance with its financial covenants under the Credit Facility.

Credit Facility

On July 15, 2026, the Partnership and its subsidiary, Lehigh Gas Wholesale Services, Inc. entered into an amendment to the Credit Facility. The Credit Facility Amendment, among other things extends the maturity date from March 31, 2028, to July 15, 2031, and removes the SOFR credit spread adjustment. Additional details regarding this amendment are available in a Form 8-K filing filed with the Securities and Exchange Commission (SEC) on July 16, 2026.

Distributions

On July 21, 2026, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter of 2026. As previously announced, the distribution will be paid on August 13, 2026, to all unitholders of record as of August 3, 2026. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on August 6, 2026, at 9:00 a.m. Eastern Time to discuss the second quarter of 2026 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 292954. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales and that were operated in the same class of trade for all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$4,922	$3,137
Accounts receivable, net of allowances of $320 and $635, respectively	33,834	28,566
Accounts receivable from related parties	651	687
Inventory	63,443	59,610
Assets held for sale	9,755	9,690
Current portion of interest rate swap contracts	2,291	801
Other current assets	7,868	8,590
Total current assets	122,764	111,081
Property and equipment, net	579,475	547,686
Right-of-use assets, net	101,463	121,636
Intangible assets, net	54,406	61,638
Goodwill	99,409	99,409
Deferred tax assets	—	760
Interest rate swap contracts, less current portion	1,855	325
Other assets	22,614	22,199
Total assets	$981,986	$964,734

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$9,774	$3,465
Current portion of operating lease obligations	24,584	29,008
Accounts payable	77,725	63,413
Accounts payable to related parties	7,792	6,536
Current portion of interest rate swap contracts	184	697
Accrued expenses and other current liabilities	25,360	27,378
Motor fuel and sales taxes payable	16,409	19,013
Total current liabilities	161,828	149,510
Debt and finance lease obligations, less current portion	715,471	687,187
Operating lease obligations, less current portion	80,680	96,974
Deferred tax liabilities, net	7,479	7,409
Asset retirement obligations	44,222	45,014
Interest rate swap contracts, less current portion	109	1,390
Other long-term liabilities	47,878	49,289
Total liabilities	1,057,667	1,036,773

Commitments and contingencies (Note 9)

Preferred membership interests	31,523	30,289

Equity:
Common units— 38,154,331 and 38,135,078 units issued and outstanding at June 30, 2026 and December 31, 2025, respectively	(111,004)	(101,280)
Accumulated other comprehensive income (loss)	3,800	(1,048)
Total deficit	(107,204)	(102,328)
Total liabilities and equity	$981,986	$964,734

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating revenues (a)	$1,179,017	$961,925	$2,020,847	$1,824,400
Cost of sales (b)	1,066,230	860,933	1,810,437	1,633,594
Gross profit	112,787	100,992	210,410	190,806

Operating expenses:
Operating expenses (c)	55,025	57,949	111,461	116,823
General and administrative expenses	6,809	6,577	13,300	14,249
Depreciation, amortization and accretion expense	16,768	23,334	33,830	49,638
Total operating expenses	78,602	87,860	158,591	180,710
Gain on dispositions and lease terminations, net	1,087	28,365	7,203	33,402
Operating income	35,272	41,497	59,022	43,498
Other income, net	212	136	369	266
Interest expense	(11,342)	(12,569)	(22,092)	(25,413)
Income before income taxes	24,142	29,064	37,299	18,351
Income tax expense	3,330	3,896	5,828	298
Net income	20,812	25,168	31,471	18,053
Accretion of preferred membership interests	710	680	1,404	1,345
Net income available to limited partners	$20,102	$24,488	$30,067	$16,708

Net income per common unit
Basic	$0.53	$0.64	$0.79	$0.44
Diluted	$0.52	$0.64	$0.78	$0.44

Weighted-average common units:
Basic	38,154,331	38,097,513	38,148,481	38,085,815
Diluted	38,323,956	39,545,478	38,318,067	38,260,908

Supplemental information:
(a) includes excise taxes of:	$71,954	$82,903	$140,725	$156,253
(a) includes rent income of:	14,666	15,459	29,226	32,661
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	3,766	4,923	7,883	9,818
(c) includes rent expense of:	4,492	4,631	9,051	9,242

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$31,471	$18,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	33,830	49,638
Amortization of deferred financing costs	968	969
Credit loss expense	24	—
Deferred income tax expense (benefit)	830	(2,696)
Equity-based employee and director compensation expense	788	989
Gain on dispositions and lease terminations, net	(7,203)	(33,402)
Changes in operating assets and liabilities, net of acquisitions	397	4,146
Net cash provided by operating activities	61,105	37,697

Cash flows from investing activities:
Principal payments received on notes receivable	127	63
Proceeds from sale of assets	16,252	72,766
Capital expenditures	(10,874)	(21,958)
Cash paid in connection with acquisitions, net of cash acquired	(1,800)	—
Net cash provided by investing activities	3,705	50,871

Cash flows from financing activities:
Borrowings under the Credit Facility	49,500	41,000
Repayments on the Credit Facility	(70,200)	(81,500)
Payments of finance lease obligations	(1,964)	(1,604)
Distributions paid on distribution equivalent rights	(139)	(146)
Distributions paid to preferred membership interests	(170)	—
Distributions paid on common units	(40,052)	(39,982)
Net cash used in financing activities	(63,025)	(82,232)
Net increase in cash and cash equivalents	1,785	6,336

Cash and cash equivalents at beginning of period	3,137	3,381
Cash and cash equivalents at end of period	$4,922	$9,717

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Gross profit:
Motor fuel	$46,461	$38,789	$86,321	$69,970
Merchandise	31,026	30,506	57,978	55,419
Rent	2,753	2,224	5,435	4,835
Other revenue	5,450	4,608	10,259	9,063
Total gross profit	85,690	76,127	159,993	139,287
Operating expenses	(48,695)	(50,828)	(98,694)	(102,532)
Operating income	$36,995	$25,299	$61,299	$36,755

Retail sites (end of period):
Company operated retail sites (a)	334	361	334	361
Commission agents (b)	221	236	221	236
Total retail sites	555	597	555	597

Total retail segment statistics:
Volume of gallons sold	124,032	141,683	241,718	268,216
Same store total system gallons sold(c)	117,773	132,608	222,160	245,448
Average retail fuel sites	560	603	568	600
Margin per gallon, before deducting credit card fees and commissions	$0.492	$0.370	$0.465	$0.355

Company operated site statistics:
Average retail fuel sites	336	368	341	367
Same store fuel volume(c)	85,329	92,858	158,947	169,817
Margin per gallon, before deducting credit card fees	$0.513	$0.395	$0.486	$0.385
Same store merchandise sales(c)	$98,013	$98,224	$177,683	$176,791
Same store merchandise sales excluding cigarettes(c)	$71,411	$70,966	$128,382	$126,754
Merchandise gross profit percentage	29.5%	28.2%	29.6%	28.1%

Commission site statistics:
Average retail fuel sites	224	235	227	233
Margin per gallon, before deducting credit card fees and commissions	$0.436	$0.313	$0.411	$0.289

(a) The decrease in the company operated site count was primarily attributable to the sale of certain company operated sites in connection with CrossAmerica's real estate optimization effort.

(b) The decrease in the commission agent site count was primarily attributable to the sale of certain commission agent sites in connection with CrossAmerica's real estate optimization effort.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales and that were operated in the same class of trade for all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Gross profit:
Motor fuel gross profit	$17,801	$15,165	$32,254	$30,928
Rent gross profit	8,147	8,312	15,908	18,008
Other revenues	1,149	1,388	2,255	2,583
Total gross profit	27,097	24,865	50,417	51,519
Operating expenses	(6,330)	(7,121)	(12,767)	(14,291)
Operating income	$20,767	$17,744	$37,650	$37,228

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	664	639	664	639
Lessee dealers (c)	317	365	317	365
Total motor fuel distribution sites	981	1,004	981	1,004

Average motor fuel distribution sites	984	1,009	985	1,021

Volume of gallons distributed	160,276	179,241	313,864	342,159

Margin per gallon	$0.111	$0.085	$0.103	$0.090

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The increase in the independent dealer site count was primarily attributable to the sale of certain lessee dealer, company operated and commission agent sites but with continued fuel supply, partially offset by the net loss of independent dealer contracts.

(c) The decrease in the lessee dealer count was primarily attributable to the sale of certain lessee dealer sites in connection with CrossAmerica's real estate optimization effort (generally with continued fuel supply, thereby converting the site to an independent dealer site) as well as the conversion of certain lessee dealer sites to company operated and commission agent sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income (loss) before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income (loss), the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for Distribution Coverage Ratio):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$20,812	$25,168	$31,471	$18,053
Interest expense	11,342	12,569	22,092	25,413
Income tax expense	3,330	3,896	5,828	298
Depreciation, amortization and accretion expense	16,768	23,334	33,830	49,638
EBITDA	52,252	64,967	93,221	93,402
Equity-based employee and director compensation expense	587	176	788	989
Gain on dispositions and lease terminations, net (a)	(1,087)	(28,365)	(7,203)	(33,402)
Acquisition-related costs (b)	17	305	44	363
Adjusted EBITDA	51,769	37,083	86,850	61,352
Cash interest expense	(10,858)	(12,085)	(21,123)	(24,444)
Sustaining capital expenditures (c)	(4,952)	(2,550)	(6,302)	(5,271)
Current income tax expense (d)	(2,378)	(52)	(4,342)	(146)
Distributable Cash Flow	$33,581	$22,396	$55,083	$31,491
Distributions paid on common units	20,031	20,001	40,052	39,982
Distribution Coverage Ratio	1.68x	1.12x	1.38x	0.79x

(a) Primarily includes net gains in connection with CrossAmerica's ongoing real estate optimization effort of $1.1 million and $29.7 million for the three months ended June 30, 2026, and 2025, and $7.4 million and $35.2 million for the six months ended June 30, 2026, and 2025, respectively.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes or to maintain the sites in conditions suitable to operate or lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes current income tax expense incurred on the sales of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,500 locations and owns or leases approximately 900 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.